Exhibit 8.2

[TROY & GOULD PC LETTERHEAD]

June 25, 2007

Point.360
2777 N. Ontario Street
Burbank, CA 91504

  Re:
  Merger—Certain Federal Income Tax
  Consequences

Ladies and Gentlemen:

        We have acted as counsel to Point.360, a California corporation ("Point 360"), in connection with its entering into an Agreement and Plan of Merger and Reorganization, dated April 16, 2007 (the "Merger Agreement"), together with its newly formed wholly owned subsidiary, New 360, a California corporation ("New 360"), and DG FastChannel, Inc., a Delaware corporation ("DG FastChannel"), under which Point 360 would merge with and into DG FastChannel with DG FastChannel surviving (the "Merger"). Pursuant to the Merger, DG FastChannel will continue in existence as a public company carrying on both its business of representing advertising agencies, advertisers, brands, and other media companies which require services for short-form media content (the "ADS Business") and the ADS Business of Point 360. Each outstanding share of Common Stock of Point 360 (other than such stock held by DG FastChannel) will be converted into approximately .1895 shares of DG FastChannel Common Stock ("DG Common Stock") either pursuant to the Merger or pursuant to an exchange offer (the "Exchange Offer") which will precede the Merger, with the result that the shareholders of Point 360 (other than DG FastChannel) will become shareholders of DG FastChannel.

        Point 360 directly and indirectly carries on two businesses, the ADS Business and the business of providing post production services for film, video and audio producers (the "Post Production Business"). DG FastChannel is in the ADS Business. In December of 2006 and January of 2007 DG FastChannel accumulated approximately 16% of the outstanding Common Stock of Point 360 by means of purchases on the open market. The parties entered into the Merger Agreement because they believe that combining the ADS business of Point 360 with that of DG FastChannel will create synergies and enhance growth potential. Under the terms of the Merger Agreement, DG FastChannel has agreed to make an exchange offer (the "Exchange Offer") for all outstanding shares of Point 360 common stock, no par value per share, including the associated preferred stock purchase rights (collectively, the "Point 360 Shares"), in which each Point 360 Share tendered and accepted by DG FastChannel will be exchanged for approximately .1895 shares of DG Common Stock. The completion of the Exchange Offer is subject to customary conditions, including a minimum condition that not less than a majority of the outstanding Point 360 Shares on a fully diluted basis are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

        DG FastChannel has no interest in operating Point 360's Post Production Business. Accordingly, on April 16, 2007, Point 360, DG FastChannel, and New 360 entered into a Contribution Agreement (the "Contribution Agreement"), under which, prior to the completion of the Exchange Offer, Point 360 will contribute (the "Contribution") to New 360 all of the assets owned, licensed, or leased by Point 360 that are not used exclusively in connection with its ADS Business, that is, the assets comprising the Post Production Business. Under the Contribution Agreement, New 360 will assume certain liabilities of Point 360. Immediately following the Contribution but prior to the completion of the Exchange Offer, Point 360 will distribute to its shareholders (other than DG FastChannel) on a pro rata basis all of the capital stock then outstanding of New 360 (the "Spinoff").

        As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) Point 360's Articles of Incorporation and Bylaws, each as amended to date; (iii) the Form 8-K, dated April 17, 2007, of Point 360 as filed with the Securities and Exchange Commission ("SEC");

(iv) resolutions of the Board of Directors of Point 360 and New 360 pertaining to the Merger, and related matters; (v) the Information Statement filed with the SEC and to be delivered to the shareholders of Point 360 in connection with the Spinoff; (vi) the documents relating to the Exchange Offer and the Merger; and (vii) such other certificates of officers of Point 360 and DG FastChannel, and other documents (including those filed or to be filed with the SEC by Point 360 and DG FastChannel) as we have considered necessary or appropriate as a basis for rendering our opinion.

        As to certain questions of fact relevant to our opinion (including, without limitation, the factual statements set forth in the first three paragraphs of this opinion letter), we have relied (without any independent investigation or inquiry by us) upon certificates and statements of Point 360 and officers of Point 360. Furthermore, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate, all without any independent investigation or inquiry by us. Among other things and in addition to any other assumptions that are described in this opinion letter, we have made and are relying upon the following assumptions, all without any independent investigation or inquiry by us:

        A.    All signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

        B.    All factual representations and other statements regarding factual matters that are contained in the certificates of officers of Point 360 and of DG FastChannel that we have examined are true and correct, and all factual representations and other statements regarding factual matters that are contained in the Merger Agreement and related documents and in all documents filed with the SEC (by Point 360 and DG FastChannel) in connection with the Exchange Offer, the Spinoff and the Merger are true and correct.

        C.    The Merger Agreement will be substantially in the form that we have reviewed.

        D.    The Merger and the Exchange Offer will be conducted in accordance with the terms and conditions of the Merger Agreement and related documents.

        As a basis for rendering the opinion expressed herein, we have considered and relied upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions and such other authorities as we have deemed appropriate. We neither express nor imply any opinion with respect to the laws of any jurisdiction other than the federal laws of the United States to the extent specifically set forth below, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

        This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions, and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law. The statutory provisions, regulations, interpretations and other authorities on which we have based our opinion are subject to change, possibly with retroactive effect, and any material change which is made after the date hereof in any of such statutory provisions, regulations, interpretations or other authorities could affect the conclusion stated herein. Our opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that a position contrary to our opinion expressed herein will not successfully be taken by the Internal Revenue Service.

        Based upon and subject to all of the foregoing assumptions, we are of the opinion that for federal income tax purposes, the Exchange Offer/Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

        We express no opinion as to the Spinoff or any other tax issues affecting Point 360 or its shareholders or any other participant to the transactions described above.

        This opinion is being provided to Point 360 to fulfill a requirement of the Merger Agreement and in connection with the filing of a registration statement on Form S-4 by DG FastChannel. We do not authorize its use for any other purpose.

                      Very truly yours,

                      /s/ Troy & Gould

                      TROY & GOULD
                      Professional Corporation